Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE Contact: Douglas Ian Shaw Corporate Secretary (631) 727-5667	4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND THE FULL YEAR OF 2009

Riverhead, New York, January 15, 2010 — Suffolk Bancorp (NASDAQ - SUBK) today released the results of its operations during the fourth quarter and full year of 2009. Earnings-per-share were $0.54, a decrease of 10.0 percent from $0.60 during the comparable period of 2008. Net income was $5,153,000, down 10.3 percent from $5,742,000 during the same quarter last year. Earnings-per-share for the year to date were $2.35, down 8.9 percent from $2.58 a year ago. Net income for the year to date was $22,548,000, down 8.7 percent from $24,688,000 posted during the comparable period of 2008. However, earnings for the full year of 2008 included a non-recurring gain from the proceeds of the sale of shares of VISA, Inc. to the public on March 19, 2008. These shares had been acquired as a result of Suffolk’s membership in the VISA payments organization prior to the offering. The transaction added $2,429,000 to Suffolk’s net income during the first quarter of 2008, net of provision for income taxes, and amounted to $0.25 per share. Accordingly, to compare the full year of 2009 to the full year of 2008 exclusive of the VISA transaction, earnings-per-share were $2.35, an increase of 0.9 percent from $2.33 during the comparable period of 2008. Net income for the year to date was $22,548,000, up 1.3 percent from $ 22,259,000 last year. A detailed financial summary follows the text.

J. Gordon Huszagh, President and Chief Executive Officer commented, “It would not be overstating matters to say that 2009 was quite a year for anyone working in the financial services industry. I do not need to repeat in these remarks all of what has happened, both in the industry and in the broader economy. So it is with guarded pride in the performance of directors and staff of this institution that I report that earnings and earnings per share for the full year of 2009 slightly exceeded those in 2008, when adjusted for the VISA transaction in 2008. We did this while increasing our margin, from 4.75 percent to 4.99 percent, among the widest in the industry in recent times. This was mostly the result of historically low costs of funding. And we did this in the face of substantial additional expenses including assessments which increased by $2.2 million for FDIC deposit insurance, an increase of $2.2 million in our provision for possible loan losses, a $2.0 million increase in our pension expense to compensate for the decreased discount rate at which the pension liability was calculated as well as declines in the market value of plan assets during 2008, and a $528,000 provision recorded in connection with a data intrusion just before the end of the year. Book value per share actually increased to $14.27 at year end, up 21.7 percent from $11.73 at December 31, 2008 as a result of net income, net of dividends, and a positive change in accumulated other comprehensive income of $9.7 million, primarily as a result of increases in the market value of investments, but also from improvements in the status of the pension plan. Return on equity (“ROE”), the bellwether of profitability, was indeed affected by these events, declining to 15.61 percent from 20.11 percent for the quarter and 18.30 percent from 21.79 percent for the year. Also affecting ROE was an increase in total risk-based capital of more than 1 percent, to 11.73 percent from 10.60 percent as we anticipated higher capital requirements as scrutiny of the financial services industry increases. This means that for any given level of efficiency in our underlying banking operations, ROE will be lower than it would have been under earlier standards. This is something we will share with all other banks as those standards evolve. Still, in comparison to the banking industry which posted ROE of 1.1 percent during the previous four quarters ended September 30, 2009 and 2.6 percent during the third quarter of 2009 (Source: SNL Securities), we consider this a successful year under trying circumstances.”

PRESS RELEASE January 15, 2010 Page 2 of 5

He went on to say, “Our core business continued to grow. Assets increased by 7.1 percent from year to year. Total net loans at December 31, 2009 increased by 5.9 percent to $1,148,046,000 from $1,084,470,000 a year ago. Investment securities increased by 13.2 percent to $446,343,000 from $394,287,000. Deposits increased by 13.9 percent to $1,385,278,000 from $1,216,437,000 while borrowings and repurchase agreements decreased 32.9 percent from a total of 224,820,000 to $150,800,000. Much of this business provides the foundation for our business in the future, and we feel fortunate to have been able to continue to build new and existing relationships with our customers.”

He continued, “The fourth quarter, however, continued to present us with challenges to the quality of our assets. The market for commercial real estate continued to weaken on Long Island, and the sustained reluctance of businesses and consumers to spend has had a cumulative effect on our loan portfolio which made itself felt, particularly during the last two quarters of 2009. Our net charge-offs remain comparatively low, at 24 basis points for the quarter and 9 basis points for the year, but these represent significant increases from the prior and recent years. At December 31, 2009, total non-performing and restructured loans more than 90 days past due represented 2.5 percent of the loan portfolio, up slightly from 2.1 percent at the end of the third quarter but up significantly from 0.45 percent at this time last year. The actual exposure that presents to Suffolk is as follows: of the $29,372,000, $23,686,000 is secured by collateral valued at about $39,714,000 having a cumulative loan-to-value of approximately 60 percent. The unsecured portion of $5,686,000 amounts to 50 basis points (50/10,000ths) of net loans at quarter end. As I have commented during the past several quarters, throughout the business cycle, Suffolk follows a consistent methodology and analysis to determine what the allowance for loan losses should be, and makes the appropriate provision to maintain it at that level. Certain aspects of the analysis reflect the stress in our economy and the potential impact that it could have on our borrowers. We have maintained our underwriting standards for new loans and our loan officers monitor our existing credits closely.”

Mr. Huszagh concluded, “We are humble in our estimate of our ability to foresee exactly how the economy will perform during 2010. We suspect that it will be another challenging year for the banking industry, and that there will be a number of further events affecting us over which we will have little if any control. What we can control, however, is our approach to the business with which our shareholders have entrusted us. We will continue to run our business as it has been for 120 years since its founding, with the same attention to our customers’ banking needs, the same prudence in making loans and investments to ensure that they will perform through the business cycle, the same consideration to the structure of our balance sheet to ensure it will perform through the interest rate cycle, and the same diligence in managing every aspect of our organization for the long term benefit of our shareholders, customers, employees, and the communities we serve.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. Organized in 1890, Suffolk County National Bank has 29 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

PRESS RELEASE January 15, 2010 Page 3 of 5

STATISTICAL SUMMARY

(unaudited, in thousands of dollars except for share and per share data)

	4th Qtr 2009	4th Qtr 2008	Change	YTD 2009	YTD 2008	Change
EARNINGS
Earnings-Per-Share - Basic	$0.54	$0.60	(10.0)%	$2.35	$2.58	(8.9)%
Cash Dividends-Per-Share	0.22	0.22	0.0%	0.88	0.88	0.0%
Net Income	5,153	5,742	(10.3)%	22,548	24,688	(8.7)%
Net Interest Income	18,814	17,233	9.2%	74,336	66,219	12.3%

AVERAGE BALANCES
Average Assets	$1,680,870	$1,565,918	7.3%	$1,662,426	$1,554,738	6.9%
Average Net Loans	1,113,437	1,061,861	4.9%	1,107,294	1,021,476	8.4%
Average Investment Securities	470,495	402,790	16.8%	440,223	424,368	3.7%
Average Interest-Earning Assets	1,588,251	1,481,681	7.2%	1,562,687	1,463,720	6.8%
Average Deposits	1,409,597	1,256,955	12.1%	1,371,251	1,217,678	12.6%
Average Borrowings	104,375	182,064	(42.7)%	131,986	206,878	(36.2)%
Average Interest -Bearing Liabilities	1,010,494	1,003,737	0.7%	1,024,352	993,946	3.1%
Average Equity	132,079	114,236	15.6%	123,205	113,276	8.8%

RATIOS
Return on Average Equity	15.61%	20.11%	(22.4)%	18.30%	21.79%	(16.0)%
Return on Average Assets	1.23%	1.47%	(16.3)%	1.36%	1.59%	(14.5)%
Average Equity/Assets	7.86%	7.30%	7.7%	7.41%	7.29%	1.6%
Net Interest Margin (FTE)	4.98%	4.89%	1.8%	4.99%	4.75%	5.1%
Efficiency Ratio	58.20%	52.75%	10.3%	57.11%	52.81%	8.1%
Tier 1 Leverage Ratio Dec. 31	8.21%	7.85%	4.6%
Tier 1 Risk-based Capital Ratio Dec. 31	10.74%	9.87%	8.8%
Total Risk-based Capital Ratio Dec. 31	11.73%	10.60%	10.7%

ASSET QUALITY
during period:
Net Charge-offs	$659	$175	276.6%	$993	$642	54.7%
Net Charge-offs/Average Net Loans (annualized)	0.24%	0.07%	242.9%	0.09%	0.06%	50.0%
at end of period:
Loans Not Accruing Interest/Loans Past Due 90 Days	$19,297	$4,884	295.1%
Restructured Loans Past Due 90 Days	10,075	—	100.0%
Foreclosed Real Estate (“OREO”)	—	—	0.0%
Total Non-performing & Restructured Assets	29,372	4,884	501.4%
Allowance/Non-performing & Restructured Assets	41.99%	185.32%	(77.3)%
Allowance/Loans, Net of Discount	1.06%	0.83%	27.7%
Net Loans/Deposits	82.87%	89.15%	(7.0)%

EQUITY
Shares Outstanding	9,615,494	9,582,699	0.3%
Common Equity	$137,171	$112,401	22.0%
Book Value Per Common Share	14.27	11.73	21.7%
Tangible Common Equity	136,357	111,587	22.2%
Tangible Book Value Per Common Share	14.18	11.64	21.8%

LOAN DISTRIBUTION
at end of period:
Commercial, Financial & Agricultural Loans	$259,565	$220,946	17.5%
Commercial Real Estate Mortgages	375,652	352,502	6.6%
Real Estate - Construction Loans	133,431	131,889	1.2%
Residential Mortgages (1st and 2nd Liens)	214,501	216,127	(0.8)%
Home Equity Loans	82,808	75,654	9.5%
Consumer Loans	80,352	94,691	(15.1)%
Other Loans	14,070	1,712	721.8%

Total Loans (Net of Unearned Discounts)	$1,160,379	$1,093,521	6.1%

PRESS RELEASE January 15, 2010 Page 4 of 5

CONSOLIDATED STATEMENTS OF CONDITION

(unaudited, in thousands of dollars except for share and per share data)

	December 31,
	2009	2008	Change
ASSETS
Cash & Due From Banks	$37,007	$41,513	(10.9)%
Federal Reserve Bank Stock	652	638	2.2%
Federal Home Loan Bank Stock	8,346	9,821	(15.0)%
Investment Securities:
Available for Sale, at Fair Value	437,000	382,357	14.3%
Obligations of States & Political Subdivisions	9,243	11,830	(21.9)%
Corporate Bonds & Other Securities	100	100	0.0%

Total Investment Securities	446,343	394,287	13.2%

Total Loans	1,160,379	1,093,521	6.1%
Allowance for Loan Losses	12,333	9,051	36.3%

Net Loans	1,148,046	1,084,470	5.9%

Premises & Equipment, Net	23,346	22,740	2.7%
Accrued Interest Receivable, Net	7,223	7,042	2.6%
Goodwill	814	814	0.0%
Other Assets	22,719	21,494	5.7%

TOTAL ASSETS	$1,694,496	$1,582,819	7.1%

LIABILITIES & STOCKHOLDERS’ EQUITY
Demand Deposits	$487,648	$439,380	11.0%
Saving, N.O.W. & Money Market Deposits	578,551	482,204	20.0%
Time Certificates of $100,000 or More	211,898	180,362	17.5%
Other Time Deposits	107,181	114,491	(6.4)%

Total Deposits	1,385,278	1,216,437	13.9%

Federal Home Loan Bank Borrowings	150,800	187,200	(19.4)%
Repurchase Agreements	—	37,620	(100.0)%
Dividend Payable on Common Stock	2,115	2,108	0.3%
Accrued Interest Payable	829	2,244	(63.1)%
Other Liabilities	18,303	24,809	(26.2)%

TOTAL LIABILITIES	1,557,325	1,470,418	5.9%

STOCKHOLDERS’ EQUITY
Common Stock (par value $2.50; 15,000,000 shares authorized; 9,615,494 and 9,582,699 shares outstanding at December 31, 2009 and 2008, respectively)	34,031	33,946	0.3%
Surplus	21,685	20,782	4.3%
Treasury Stock at Par (3,996,878 and 3,995,661 shares, respectively)	(9,992)	(9,989)	0.0%
Retained Earnings	93,154	79,092	17.8%

	138,878	123,831	12.2%

Accumulated Other Comprehensive Loss, Net of Tax	(1,707)	(11,430)	(85.1)%

TOTAL STOCKHOLDERS’ EQUITY	137,171	112,401	22.0%

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,694,496	$1,582,819	7.1%

PRESS RELEASE January 15, 2010 Page 5 of 5

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands of dollars except for share and per share data)

	For the 3 Months Ended		Change	For the Year to Date		Change
	12/31/09	12/31/08		2009	2008
INTEREST INCOME
Federal Funds Sold & Interest from Bank Deposits	$3	$49	(93.9)%	$51	$314	(83.8)%
United States Treasury Securities	72	101	(28.7)%	364	399	(8.8)%
Obligations of States & Political Subdivisions	1,833	1,660	10.4%	7,087	6,303	12.4%
Mortgage-Backed Securities	2,164	1,932	12.0%	7,546	7,926	(4.8)%
U.S. Government Agency Obligations	260	715	(63.6)%	2,057	3,663	(43.8)%
Corporate Bonds & Other Securities	100	(18)	(655.6)%	434	482	(10.0)%
Loans	17,332	17,611	(1.6)%	69,469	69,370	0.1%

Total Interest Income	21,764	22,050	(1.3)%	87,008	88,457	(1.6)%

INTEREST EXPENSE
Saving, N.O.W. & Money Market Deposits	898	1,493	(39.9)%	3,630	6,334	(42.7)%
Time Certificates of $100,000 or more	946	1,160	(18.4)%	3,537	5,345	(33.8)%
Other Time Deposits	529	888	(40.4)%	2,531	4,507	(43.8)%
Federal Funds Purchased & Repurchase Agreements	—	236	(100.0)%	120	1,417	(91.5)%
Interest on Other Borrowings	577	1,040	(44.5)%	2,854	4,635	(38.4)%

Total Interest Expense	2,950	4,817	(38.8)%	12,672	22,238	(43.0)%

Net-interest Income	18,814	17,233	9.2%	74,336	66,219	12.3%
Provision for Loan Losses	1,275	1,225	4.1%	4,275	2,050	108.5%

Net-interest Income After Provision	17,539	16,008	9.6%	70,061	64,169	9.2%

OTHER INCOME
Service Charges on Deposit Accounts	1,322	1,350	(2.1)%	5,341	5,558	(3.9)%
Other Service Charges, Commissions & Fees	720	696	3.4%	3,306	3,046	8.5%
Fiduciary Fees	231	346	(33.2)%	1,010	1,460	(30.8)%
Net Securities Gains	—	4	(100.0)%	—	3,741	(100.0)%
Other Operating Income	492	404	21.8%	1,461	838	74.3%

Total Other Income	2,765	2,800	(1.3)%	11,118	14,643	(24.1)%

OTHER EXPENSE
Salaries & Employee Benefits	7,375	6,467	14.0%	28,267	25,646	10.2%
Net Occupancy Expense	1,251	1,186	5.5%	5,088	4,649	9.4%
Equipment Expense	572	566	1.1%	2,291	2,146	6.8%
FDIC Assessments	515	341	51.0%	2,717	486	459.1%
Other Operating Expense	2,847	2,007	41.9%	10,438	9,774	6.8%

Total Other Expense	12,560	10,567	18.9%	48,801	42,701	14.3%

Income Before Provision for Income Taxes	7,744	8,241	(6.0)%	32,378	36,111	(10.3)%
Provision for Income Taxes	2,591	2,499	3.7%	9,830	11,423	(13.9)%

NET INCOME	$5,153	$5,742	(10.3)%	$22,548	$24,688	(8.7)%

Average:
Common Shares Outstanding	9,615,320	9,582,147	0.3%	9,602,802	9,580,025	0.2%
Dilutive Stock Options	19,137	23,272	(17.8)%	18,175	21,970	(17.3)%

Average Total	9,634,457	9,605,419	0.3%	9,620,977	9,601,995	0.2%
EARNINGS PER COMMON SHARE
Basic	$0.54	$0.60	(10.0)%	$2.35	$2.58	(8.9)%
Diluted	$0.53	$0.60	(11.7)%	$2.34	$2.57	(8.9)%